CERTIFICATE OF AMENDMENT                                Exhibit 3.3
TO THE
CERTIFICATE OF INCORPORATION
OF
CALIFORNIA ENERGY COMPANY, INC.

CALIFORNIA ENERGY COMPANY, INC., a Delaware corporation (the "Company"), HEREBY
CERTIFIES AS FOLLOWS:
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
FIRST:   The name of the Company is California Energy Company, Inc.  The date of the filing of the Company's most recent
               Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State of the
               State of Delaware was June 23, 1993.

SECOND:  That the following resolution was submitted to, approved, adopted and declared advisable by the Board of
               Directors of the Company.

THIRD: That the following resolution was approved and adopted by the stockholders of the Company at a special meeting of the Company's stockholders duly called and held on February 10, 1995:

RESOLVED:      That paragraph A of Article Fourth of the Company's Amended and Restated Certificate of Incorporation be
               deleted in its entirety and the following be and hereby is inserted in lieu thereof:

FOURTH:  A.  The Corporation is authorized to issue two classes of shares of stock, to be designated respectively as
               Preferred Stock shares and as Common Stock shares.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is Eighty-Two Million (82,000,000) shares, and the aggregate par value of all shares that are to have a par value is Five Million Four Hundred Thousand
               Dollars ($5,400,000).  The number of Preferred Stock shares is Two Million (2,000,000) shares, each without par value.  The number of Common Stock shares that are to have a par value is Eighty Million
               (80,000,000), and each such Common Stock share is to have a par value of Six and Seventy-Five One
               Hundredths Cents ($0.0675) per share.

FOURTH:  That said amendment herein certified was duly adopted in accordance with Section 242 of the General Corporation
               Law of the State of Delaware.
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The effective time of the amendment herein certified shall be February 23,
1995.



     IN WITNESS WHEREOF, CALIFORNIA ENERGY COMPANY, INC. has caused this Certificate to be executed and attested by the undersigned, this 23rd day of February, 1995.

CALIFORNIA ENERGY COMPANY, INC.



By:/S/  DAVID W. COX
Name:    David W. Cox
Title:   Vice President


ATTEST:



By:/S/  DOUGLAS L. ANDERSON
Name:    Douglas L. Anderson
Title:   Assistant Secretary